USVC Venture Capital Access Fund 486BPOS

Exhibit 99(k)(8)

Compliance Services Agreement

This Agreement, dated 04/27/26, 2026 (the “Effective Date”), is between Gryphon Compliance Services, LLC (“GCS”), 999 Old Eagles School Road, Suite 108, Wayne, PA, an Ohio limited liability company, and USVC Venture Capital Access Fund, (the “Fund” or “Client”), a Delaware statutory trust.

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is advised by AngelList Asset Management, LLC, an investment adviser registered with the U.S. Securities and Exchange Commission, (the “Adviser”);

WHEREAS, the Board of Trustees of the Fund (the “Board”) is required to implement a compliance program pursuant to Rule 38a-1 (“Rule 38a-1”) of the 1940 Act, including the designation of the chief compliance officer (the “CCO”);

WHEREAS, the Fund wishes to engage GCS to provide certain compliance services to the Fund and GCS wishes to provide such services as set forth in Schedule A of this Agreement;

WHEREAS, the Initial Term of this Agreement and length of services provided to the Fund by GCS shall be set forth in Schedule B of this Agreement;

WHEREAS, the Fund will designate an employee or officer as the primary liaison between the Fund and GCS for the duration of the Agreement as set forth in Schedule C of this Agreement;

NOW THEREFORE, the Fund and GCS agree to the Terms and Conditions as outlined in Schedule D of this Agreement.

This Agreement, together with its Schedules attached hereto, constitutes the entire Agreement of the parties hereto and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

USVC VENTURE CAPITAL ACCESS FUND

By

Name:	Erik Syvertsen
Title:	Trustee

GRYPHON COMPLIANCE SERVICES, LLC

By

Name:	Jonathan Wowak
Title:	Director, Compliance Services

SCHEDULE A

Base Services (included in monthly fee)

1.	Chief Compliance Officer. GCS will designate a member of our staff to serve as the Fund’s Chief Compliance Officer (“CCO”) pursuant to Rule 38a-1. The CCO will be responsible for administering the Fund’s policies and procedures, reporting to the Board, providing the annual written compliance report and any other matters required of a CCO pursuant to the 1940 Act.

2.	Policies and Procedures. GCS will, at least annually, review and update the Fund’s compliance manual to address business and/or regulatory changes directly affecting the Fund’s policies and procedures. GCS will also work with management and the Board to include all recommended revisions and changes (one aggregate amendment per year unless otherwise required by law). GCS will monitor industry and regulatory developments and recommend changes to the policies and procedures as appropriate.

3.	Risk Assessment. GCS will conduct an initial and ongoing risk assessment of the Fund’s operations to support the development, implementation, and administration of a compliance program reasonably designed to prevent violations of the federal securities laws, in accordance with Rule 38a-1 under the Investment Company Act of 1940. Updates will be provided in the Quarterly CCO Report.

4.	Annual Review of Compliance Program. GCS will conduct an annual review of the adequacy and effectiveness of the compliance policies and procedures of the Fund and relevant service providers. Pursuant to Rule 38a-1, the annual report of the review will address: (a) the operation of the policies and procedures of the fund(s) and each investment adviser, principal underwriter, administrator, and transfer agent of the fund(s), any material changes made to those policies and procedures since the date of the prior report, and material changes to the policies and procedures recommended as a result of the annual review; and (b) each Material Compliance Matter (as defined in Rule 38a-(e)(2)) that occurred since the date of the prior report. The review will include a review of policies and procedures, interviews of key personnel, obtaining certifications, reviewing service provider due diligence information, reviewing internal and/or third-party compliance and internal control reports, reviewing cited regulatory deficiencies and/or exam results, noting observed risks, and testing implementation. GCS will provide a detailed report of our findings to the Board.

5.	Code of Ethics Oversight. GCS will manage and administer the annual and quarterly certifications of all relevant personnel as it pertains to the Fund’s Code of Ethics. The certifications will include the reporting and review of activity over gifts and entertainment, political contributions, outside business activities, and other applicable Code of Ethics provisions.

6.	Board Meetings and Reporting. GCS will attend all Board meetings and report material compliance issues to the Board. GCS will also review certifications of various service providers and complete a series of written compliance certifications. The Fund’s CCO will provide a Quarterly CCO Report to summarize compliance over operations.

7.	Service Provider Due Diligence. GCS will conduct regulatory due diligence of all 38a-1 service providers.

8.	Regulatory Examination Assistance. GCS will provide support related to responding to regulatory examinations conducted by the SEC (24 hours per year). This support will include assembling materials in response to requests, interfacing with exam staff, and preparing a written response to any deficiency letters.

9.	General Advice, Guidance and Consulting Support. GCS will provide ongoing advice, guidance and support to the Fund’s management and staff with respect to regulatory and compliance inquiries.

10.	Cooperation with Counsel. GCS will cooperate and collaborate with Fund Counsel and Independent Trustee Counsel, as necessary, on matters related to the administration of the Fund’s compliance program.

11.	Compliance Meetings. GCS will conduct compliance meetings to be held on a regular, recurring basis with management to review planned business/operational changes, upcoming compliance deadlines, regulatory updates, and other items impacting the effectiveness of the Fund’s policies and procedures.

Additional Services (not included in monthly fee - may be provided upon request)

●	Cybersecurity or IT Assessment
●	Cybersecurity Policy Development
●	On-site Service Provider Due Diligence Reviews
●	Regulatory Mock Exam(s)
●	Providing compliance services, other than described or outlined above:
○	To affiliated or related entities
○	With respect to other jurisdictions, statutes or regulations

SCHEDULE C

Internal Compliance Liaison:

Contact Name:	Erik Syvertsen

Email:	erik@angellist.com

Address:	140 Lakeside Avenue, Suite 100

Seattle, WA 98122

Phone:	6462205943

Billing Contact:

Contact Name:	Erik Syvertsen

Email:	erik@angellist.com

Address:	140 Lakeside Avenue, Suite 100

Seattle, WA 98122

Phone:	6462205943

SCHEDULE D

Terms and Conditions

I.	APPOINTMENT

A.            The Client hereby appoints GCS to perform the compliance services described in Schedule A attached hereto (the “Base Services”). GCS accepts such appointment and agrees to render the Base Services for the compensation herein provided, subject to the direction and control of the Client and its management. The duties of GCS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against GCS hereunder. GCS will perform such additional services (the “Additional Services”; together with the Base Services, the “Services”) that (a) are required, in GCS’s reasonable determination and upon prior notice to the Client, to adequately implement and maintain the compliance program in accordance with applicable laws, rules and/or regulations; (b) are not described in Schedule A under “Base Services.”

B.            The Client shall cause any stakeholder, related entity or third-party service provider (each, a “Service Provider”; together, the “Service Providers”) to cooperate with GCS and to provide GCS with such information, documents and advice relating as necessary and/or appropriate or as requested by GCS, in order to enable GCS to perform its duties hereunder. In connection with its duties hereunder, GCS shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to GCS by an officer or authorized representative of the Client (or its authorized designees). GCS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. GCS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Client or any Service Provider until receipt of written notice thereof. At the request of GCS, each of the Client and each of its Service Providers will certify periodically that it is in compliance with applicable federal securities laws. The Client agrees that successful completion of the Services described in this Agreement by GCS will require the active participation and timely response by the Client to requests of GCS.

C.            The Client hereby appoints the person designated on Schedule C as the “Internal Compliance Liaison” who shall (i) facilitate access to information and senior management, (ii) supervise the services described herein, and (iii) perform any required compliance services not otherwise undertaken by GCS. The parties shall agree from time to time on the specific activities required of, and assumed by, the “Internal Compliance Officer.”

D.            Notwithstanding the appointment described herein, the Client has and retains responsibility for all compliance matters relating to the Client, including but not limited to compliance with all applicable laws and regulations. Additionally, the Client acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable law.

II.	COMPENSATION

A.            For performing the Base Services, the Client shall pay GCS the fees described in Schedule B attached hereto. Such fees shall be payable on a monthly basis, unless otherwise noted in Schedule B. No services shall be performed hereunder until payment of the first month’s fee is received.

B.            For Additional Services, the Client shall pay GCS on a time and materials basis at the rates described in Schedule B. Such fees shall be payable within 30 days of receiving an invoice.

C.            In the event that the Client materially changes its operations or there is a material change in regulatory authority, GCS shall have the option of increasing the fees described herein upon 30 days’ written notice to the Client. In such event, the Client shall have the option to terminate this Agreement upon 60 days’ notice. If the Client does not terminate this Agreement within 30 days of receiving a notice of an increase in fees, this Agreement shall continue as described in paragraph V.A.

D.            The Client agrees to pay for any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement, including, without limitation, travel (which may include onsite visits as agreed to or as required), delivery charges, fax, copying and telephone charges. In certain instances, the Client will be asked to pay the vendor directly.

E.            All undisputed amounts payable hereunder are due immediately upon receipt of the applicable invoice. The Client waives the right to dispute any amount described on an invoice after 30 days have elapsed from the date of invoice delivery. In the event that amounts payable hereunder are more than 60 days overdue, (i) GCS may suspend all services hereunder until all amounts outstanding are received and (ii) overdue amounts shall be assessed a service charge of 1% per month.

III.	LIMITATION OF LIABILITY; INDEMNIFICATION

A.            GCS shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from GCS’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, GCS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by GCS from or on behalf of the Client or (ii) any action taken or omitted to be taken by the Client or any past or current Service Provider. GCS may apply to the officer or authorized representative of the Client (or their authorized designees) at any time for instructions and may consult counsel for the Client, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and GCS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

B.            The Client agrees to indemnify and hold harmless GCS, its employees, agents, officers, members, affiliates and nominees (collectively, the “GCS Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, reasonable costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any GCS Indemnified Party or for which any GCS Indemnified Party may be held liable arising out of, are based on, or in any way relate to (i) GCS’s actions or omissions except to the extent a Claim resulted from GCS’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) GCS’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by GCS from the Client or any Service Provider or an officer or representative thereof, (iii) any breach of any of the Client’s obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Client or any past or current Service Provider.

C.            For those engagements where a GCS employee serves as an outsourced Chief Compliance Officer for the Client, the Client shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief Compliance Officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Client or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award establishes that such person engaged in intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the CCO in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Client in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Client.

D.            GCS agrees to indemnify and hold harmless the Fund, its employees, agents, officers, trustees, affiliates and nominees (collectively, the “ Fund Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, reasonable costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable arising out of, are based on, or in any way relate to (i) GCS’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; or (ii) any breach of any of GCS’s obligations, representations or warranties hereunder.

E.            In no event and under no circumstances shall a party, its affiliates or any of its or their officers, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

F.            Notwithstanding any other provision of this agreement, GCS’s liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by GCS under this agreement during the 24 months prior to the date of the action giving rise to the claim.

G.            Any person, even though also an officer, employee, shareholder or agent of GCS, who may be or become an officer, employee or agent of the Client, shall be deemed, when rendering services to the Client or acting on any business of the Client and as such shall be indemnified as an officer of the Client to the fullest extent permitted by law.

IV.	INSURANCE

The Client hereby represents that it maintains reasonable insurance coverage, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. For those engagements where a GCS employee serves as an outsourced Chief Compliance Officer for the Client, the Client agrees that the designated Chief Compliance Officer provided by GCS will be named as an additional insured person under all such insurance policies and bonds. The Client further agrees to furnish details of such coverage to GCS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Client will notify GCS of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

V.	TERMINATION

A.            The provisions of this Agreement shall be effective on the Effective Date and shall continue for the initial term described in Schedule B (the “Initial Term”) and thereafter shall automatically renew for additional consecutive twelve (12) month periods (each, a “Renewal Term”, and each of the Initial Term and each Renewal Term shall be referred to herein as a “Term”). Either party may terminate this Agreement at the end of the Initial Term, or thereafter, by giving the other party at least sixty (60) days’ prior written notice of such termination specifying the date fixed therefore. This Agreement shall also terminate in the event of the Client’s termination, dissolution, or deregistration. Notwithstanding the foregoing, the Client may terminate this Agreement at any time upon payment to GCS of the amount that would have been payable for the remainder of the then current term.

B.            GCS may immediately terminate this Agreement in the event that (a) the Client does not approve the performance of Required Additional Services or (b) GCS reasonably determines that (i) a Service Provider appointed after the date hereof would have a material adverse effect on the Client’s compliance program or (ii) the Client or any Service Provider takes action or fails to take action that would have a material adverse effect on the Client’s compliance program. GCS shall cooperate with the Client to ensure an effective transition to a successor service provider to minimize disruption to the Client.

C.            If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. If GCS is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of GCS to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

D.            For those engagements where a GCS employee serves as an outsourced Chief Compliance Officer for the Client, in the event that the Client, in the exercise of its fiduciary responsibility, determines to dismiss the CCO, GCS determines to replace the CCO, or the CCO voluntarily resigns, GCS shall have the opportunity to present a replacement CCO for Client consideration and approval. In the event that GCS is unable or unwilling to present a replacement CCO that is competent and knowledgeable regarding the federal securities laws, the Client may either appoint its own CCO candidate and continue this Agreement or terminate this Agreement. If the Client approves the new CCO, this Agreement would continue.

E.            The Client shall reimburse GCS, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by GCS in connection with the Services provided under this Agreement within 30 days of notification to the Client of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

F.            No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents GCS’s performance hereunder for more than thirty (30) days, the Client may terminate this Agreement on written notice to GCS.

VI.	CONFIDENTIALITY

A.           All Confidential Information (as defined below) of one party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party’s Confidential Information from or through the Receiving Party.

B.            For the purpose of this Section, “Confidential Information” shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include GCS’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

VII.	NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR

The services of GCS hereunder are not deemed to be exclusive. GCS may render such services and any other services to others. For those engagements where a GCS employee serves as an outsourced Chief Compliance Officer for the Client, GCS and the CCO shall perform the services hereunder as independent contractors and not as employees of the Client. As independent contractors, neither GCS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Client, except as specifically set forth herein. Neither GCS nor the CCO has, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Client, as its agent, representative or otherwise, except as specifically set forth herein.

VIII.	SUBCONTRACTING; STAFF RECRUITMENT

A.            GCS may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, subject to the prior approval by the Client, which shall not be unreasonably withheld, and provided that GCS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that GCS, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing, nothing herein shall limit GCS’s right and ability to utilize independent contractors that are natural persons.

B.            In the event that any GCS employee or contractor accepts a position with the Client or any of its affiliates at any time during the term of this Agreement and for a period of one year following its termination, the Client shall pay to GCS a placement fee equal to such person’s annual compensation in effect on the date such person accepts such position. Such fee shall be payable upon commencement of service with the Client or its affiliate. The terms of this paragraph shall continue notwithstanding termination of this Agreement.

IX.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:

1.            It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

2.            It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3.            It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4.            This Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

X.	RECORDS

The books and records pertaining to the Client which are in the possession or under the control of GCS shall be the property of the Client. The Client and their designated representatives shall have access to such books and records at all times during GCS’s normal business hours. Upon reasonable request of the Client, copies of any such books and records shall be provided by GCS. GCS shall preserve and maintain all books and records relating to its duties hereunder and all other books and records as GCS is required to maintain pursuant to the applicable federal securities laws.

XI.	MISCELLANEOUS

This Agreement shall be governed by the laws of the State of Ohio. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to GCS shall be sent to Gryphon Compliance Services, LLC, 3000 Auburn Drive, Suite 410, Beachwood, OH 44122 and notice to the Client shall be sent to the address indicated on Schedule C. This Agreement, together with the Schedule attached hereto, constitutes the entire Agreement of the parties hereto and supersedes all prior agreements and understandings. To the extent that any addenda described in Schedule D conflicts with other terms of this Agreement, the terms of Schedule D shall control. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The electronic or facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.